Exhibit 10.8

Summary of oral agreement between Gus Chafoulias and Mark Steege

In November 2010, a verbal agreement was entered into between Gus Chafoulias and Mark Steege, whereby Mr. Chafoulias agreed to transfer 20,000 shares of common stock of OnPoint held by Mr. Chafoulias to Mr. Steege in exchange for Mr. Steege’s agreement to act as Interim Chief Financial Officer for OnPoint.